UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 7, 2006 (April 4, 2006)

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-50797	04-3561634
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification
of Incorporation)		No.)

675 West Kendall Street, Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

(617) 491-9700

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)

On April 4, 2006, Christoph H. Westphal, M.D., Ph.D. submitted his resignation to the Board of Directors of Momenta Pharmaceuticals, Inc. (the “Company”), effective as of May 29, 2006. Dr. Westphal’s decision to resign from the Company’s Board of Directors is not the result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the registrant’s operations, policies or practices.

(d)

On April 4, 2006, the Company’s Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, voted to elect Paul D. Goldenheim, M.D. as a new director beginning May 29, 2006, to serve until his successor is elected and qualified. Dr. Goldenheim will serve as a member of the Compensation Committee of the Company’s Board of Directors.

Dr. Goldenheim was President of TransForm Pharmaceuticals, Inc., based in Lexington, Massachusetts from May 2004 through February 2006. Prior to joining TransForm, Dr. Goldenheim was the Executive Vice President and Chief Scientific Officer of Purdue Pharma L.P. in Stamford, Connecticut. Dr. Goldenheim received his A.B. from Harvard College magna cum laude with highest honors in biochemical sciences and his M.D. from Harvard Medical School. Dr. Goldenheim’s postgraduate medical training in Boston included Internal Medicine at Beth Israel Hospital and Pulmonary Diseases at Massachusetts General Hospital. He is board certified in both specialties.

There are no transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which the Company is to be a party, in which the amount involved exceeds $60,000, and in which Dr. Goldenheim had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: April 7, 2006	By:	/s/ Richard P. Shea
Richard P. Shea Chief Financial Officer (Principal Financial Officer)